SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 3, 2014
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
__________________

Item 2.02. Results of Operations and Financial Condition

On February 3, 2014, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter and year ended December 31, 2013. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 Fourth Quarter and Calendar Year 2013 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: ___/s/ Terrance J. Lillis
Name:    Terrance J. Lillis

Title:	Senior Vice President and Chief Financial Officer

Date:    February 3, 2014

EXHIBIT 99
Release:	On receipt, Feb. 3, 2014
Media contact:	Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:	John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces Fourth Quarter
and Full Year 2013 Results;
Company Also Announces Common Stock Dividend Increase

Company Highlights
• 4Q 2013 Operating Earnings[1] of $286.0 million, $0.96 per diluted share;
Record 2013 Full Year Operating Earnings of $1,059.9 million, $3.55 per diluted share
• 4Q 2013 Net Income of $233.4 million, $0.78 per diluted share;
Full Year 2013 Net Income of $879.7 million, $2.95 per diluted share
• Record assets under management (AUM) of $483.2 billion
• Company declares first quarter 2014 dividend of $0.28 per share of common stock, an 8 percent increase over the fourth quarter 2013 dividend
(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for fourth quarter and full year 2013 and an increase in the common stock dividend.

•
Operating earnings increased 19 percent to $286.0 million for fourth quarter 2013, compared to $240.3 million for fourth quarter 2012. Operating earnings per diluted share (EPS) increased 19 percent to $0.96 for fourth quarter 2013, compared to $0.81 for fourth quarter 2012. For the twelve months ending Dec. 31, 2013, operating earnings increased 31 percent to $1,059.9 million, compared to $808.8 million for the twelve months ending Dec. 31, 2012. Full year 2013 operating earnings EPS increased 32 percent to $3.55, compared to $2.69 for full year 2012.

•
Net income available to common stockholders for fourth quarter 2013 increased 9 percent to $233.4 million, or $0.78 per diluted share, compared to $214.9 million, or $0.72 per diluted share for fourth quarter 2012. For full year 2013, net income available to common shareholders increased 14 percent to $879.7 million, or $2.95 per diluted share, compared to $773.6 million or $2.58 per diluted share for the twelve months ending Dec. 31, 2012.

•
Operating revenues for fourth quarter 2013 were $2,741.6 million, an increase of 20 percent, compared to $2,293.1 million for fourth quarter 2012. Operating revenues for the full-year 2013 increased 5 percent to $9,607.4 million compared to $9,175.4 million for the same period last year.

•
Quarterly dividend declared for first quarter 2014 by its board of directors of $0.28 per share of common stock, an 8 percent increase over fourth quarter 2013. The dividend will be payable on March 28, 2014 to shareholders of record as of March 10, 2014.

“We ended 2013 with very strong results, posting both record total company operating earnings for the year and record assets under management. These results were particularly strong in light of continued macroeconomic volatility, demonstrating the strength of our global investment management strategy and our ability to focus and execute,” said Larry D. Zimpleman, chairman, president and chief executive officer. “Looking ahead, we’ll continue to take advantage of opportunities created by changing global demographics by having the right strategy in the right markets at the right time to generate growth for years to come.”
Added Terry Lillis, senior vice president and chief financial officer, “Excellent results in 2013 and strong business fundamentals provide continued momentum into 2014. The continued shift of our business mix has now resulted in 63 percent of total company operating earnings coming from our fee-based businesses. This provides financial flexibility for us to continue to invest in our businesses, both organically and through acquisitions, as well as manage capital in the best interest of long-term shareholders. The increase in our common stock dividend for first quarter 2014 demonstrates our confidence in our ability to grow earnings as well as our commitment to provide long-term value for shareholders.”
______________________________
1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.

Other Highlights
Fourth Quarter

•
Retirement and Investor Services Accumulation sales were $7.9 billion in the fourth quarter. Highlights include $3.0 billion for Full Service Accumulation (FSA), $4.1 billion for Principal Funds and $769.2 million for Individual Annuities. Full Service Accumulation recurring deposits were up 7 percent over the year ago quarter and up 12 percent on a trailing twelve month basis.

•	Principal Global Investors had record assets under management of $292.1 billion, including net cash flows of $1.0 billion.

•
Principal International reported record net cash flows of $2.7 billion and AUM of $104.5 billion (excluding $15.0 billion of AUM in our asset management joint venture in China, which is not reported in AUM), a 51 percent increase over the year ago quarter.

•	Specialty Benefits continues to see favorable claims experience with a loss ratio of 64.4 percent in fourth quarter 2013.
Full Year Results

•	Record AUM of $483.2 billion, up 20 percent compared to year-end 2012. Total company full-year net cash flows were $17.4 billion.

•	Paid a fourth quarter common stock dividend of $0.26 cents per share on Dec. 27, 2013, bringing the full-year 2013 to a record $0.98 cents per share, a 26 percent increase over full-year 2012.

•	Total company return on equity (ROE) was 12.1 percent, a 240 basis point increase over fourth quarter 2012.

•	Strong capital position with an estimated risk based capital ratio of 430-435 percent at year end.

•	Book value per share, excluding AOCI[2] was $30.35, up 5 percent over fourth quarter 2012.
Net Income

•	Net income available to common stockholders of $233.4 million for fourth quarter 2013, up 9 percent compared to fourth quarter 2012 reflecting:

•	A 19 percent increase in total company operating earnings compared to fourth quarter 2012;

•	Net realized capital losses of $52.3 million, which includes:

◦	$25.3 million of credit related net losses, related to sales and permanent impairments of fixed maturity securities. This includes $22.1 million of losses on commercial mortgage backed securities; and

◦	Losses on derivatives and related activities used for hedging liabilities.
Segment Results
Retirement and Investor Services - Accumulation3

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q13	4Q12	% Change	2013	2012	% Change
Operating Earnings	$153.4	$133.5	15%	$590.3	$488.3	21%

Net Revenue	$616.9	$542.6	14%	$2,336.1	$2,044.1	14%
Pretax Return on Net Revenue	30.9%	29.0%		31.7%	29.5%*
*Pretax Return on Net Revenue for the trailing twelve months as of Dec. 31, 2012 was 30.6 percent after adjusting for the third quarter 2012 actuarial assumption review.

•
Operating Earnings increased $19.9 million primarily due to an increase in net revenue and continued expense discipline, which resulted in improved pretax margins. Individual Annuities benefited by $3.0 million after-tax from favorable variable investment income in both fourth quarter 2013 and fourth quarter 2012. In addition, Full Service Accumulation’s fourth quarter 2012 results benefited $8.0 million after tax from extraordinary and accelerated dividends.

•	Net Revenue increased $74.3 million, primarily due to an increase in account values driven by positive net cash flows and strong equity markets.

____________________________
2 AOCI: Accumulated Other Comprehensive Income.
3 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.

Retirement and Investor Services - Guaranteed4

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q13	4Q12	% Change	2013	2012	% Change
Operating Earnings	$25.8	$18.8	37%	$104.1	$86.8	20%

Net Revenue	$46.6	$34.8	34%	$184.2	$155.1	19%
Pretax Return on Net Revenue	79.4%	74.7%		80.7%	78.3%

•	Operating Earnings increased $7.0 million primarily due to net revenue growth, while maintaining expense and pricing discipline.

•	Net Revenue increased $11.8 million due to improved spreads.
Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q13	4Q12	% Change	2013	2012	% Change
Operating Earnings	$30.2	$26.2	15%	$102.6	$81.2	26%

Operating Revenue	$236.4	$168.0	41%	$719.2	$591.2	22%
Pretax Margin	22.1%	26.1%		24.3%	22.8%

Total PGI Assets Under Management (billions)	$292.1	$263.2	11%
Unaffiliated Assets Under Management (billions)	$109.4	$98.2	11%

•	Operating Earnings increased $4.0 million primarily due to strong revenue growth.

•	Operating Revenue increased $68.4 million in fourth quarter 2013 as a result of management fees due to growth in AUM and higher performance fees.
Principal International

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q13	4Q12	% Change	2013	2012	% Change
Operating Earnings	$61.6	$41.5	48%	$215.2	$154.1	40%

Combined Net Revenue[5]	$374.7	$294.2	27%	$1,358.2	$1,116.4	22%
Combined Pretax Return on Net Revenue	50.8%	54.9%		53.6%	55.8%

Assets Under Management (billions)	$104.5	$69.3	51%

•
Operating Earnings increased $20.1 million. Results benefited from the Cuprum acquisition but were negatively impacted by the strengthening of the U.S. dollar. In addition, fourth quarter 2013 earnings benefited by $8.7 million, primarily in Chile, relative to expected returns on our required encaje[6] investments which was largely offset by a one-time impact of a tax law change in Mexico.

•	Combined Net Revenue increased $80.5 million due to the Cuprum acquisition and growth in AUM from positive net cash flows.

__________________________
4 RIS Guaranteed: includes Investment Only and Full Service Payout.
5 Combined basis: all Principal International companies (including joint ventures) at 100%.
6 Encaje is our investment in the underlying funds of our mandatory pension operations in Chile and Mexico, as required by local regulators.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Full Year
	4Q13	4Q12	% Change	2013	2012	% Change
Operating Earnings	$32.6	$27.8	17%	$91.3	$49.2	86%

Premium and Fees	$225.5	$234.6	(4)%	$907.1	$856.8	6%
Pretax Operating Margin	20.9%	16.9%		14.2%	7.4%*
*Pretax Operating Margin for the trailing twelve months as of Dec. 31, 2012 was 17.4 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings increased $4.8 million primarily due to improved mortality.

•	Premium and Fees decreased $9.1 million due to intentional slowing of universal life with secondary guarantee sales.
Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Full Year Year To Date
	4Q13	4Q12	% Change	2013	2012	% Change
Operating Earnings	$27.1	$31.6	(14)%	$105.3	$89.0	18%

Premium and Fees	$381.8	$368.0	4%	$1,492.7	$1,443.6	3%
Pretax Operating Margin	10.9%	13.2%		10.8%	9.4%*

Incurred Loss Ratio	64.4%	64.3%		65.9%	68.2%
*Pretax Operating Margin for the trailing twelve months as of Dec. 31, 2012 was 9.6 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings decreased $4.5 million from a very strong year ago quarter, primarily due to one-time expenses.

•	Premium and Fees increased $13.8 million reflecting growth in the business and stable employment and salary trends.

•	Incurred Loss Ratio continued to perform well and was slightly better than our targeted range
Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q13	4Q12	%Change	4Q13	4Q12	% Change
Operating Losses	($44.7)	($39.1)	(14)%	($148.9)	($139.8)	(7)%

•	Operating Losses increased $5.6 million as results were negatively impacted by higher expenses and tax adjustments that are housed in the corporate segment.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2012, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2013, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; continued difficult conditions in the global capital markets and the economy generally; continued volatility or declines in the equity markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Tuesday, Feb. 4, 2014 at 10:30 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 29129029.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 29129029. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 10, 2014.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement for fourth quarter 2013 is currently available at
www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal ®)7 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $483.2 billion in assets under management8 and serves some 19.4 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

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7 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
8 As of Dec. 31, 2013.

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Twelve Months Ended,
	12/31/13	12/31/12	12/31/13	12/31/12
Retirement and Investor Services	$179.2	$152.3	$694.4	$575.1
Principal Global Investors	30.2	26.2	102.6	81.2
Principal International	61.6	41.5	215.2	154.1
U.S. Insurance Solutions	59.7	59.4	196.6	138.2
Corporate	(44.7)	(39.1)	(148.9)	(139.8)
Operating Earnings	$286.0	$240.3	$1,059.9	$808.8
Net realized capital gains (losses), as adjusted	(52.3)	(0.6)	(179.1)	39.0
Other after-tax adjustments	(0.3)	(24.8)	(1.1)	(74.2)
Net income available to common stockholders	$233.4	$214.9	$879.7	$773.6

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/13	12/31/12	12/31/13	12/31/12
Operating Earnings	$0.96	$0.81	$3.55	$2.69
Net realized capital gains (losses), as adjusted	(0.18)	0.00	(0.60)	0.14
Other after-tax adjustments	0.00	(0.09)	0.00	(0.25)
Net income available to common stockholders	$0.78	$0.72	$2.95	$2.58
Weighted-average diluted common shares outstanding	299.3	297.3	298.2	300.4

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,		Twelve Months Ended,
	12/31/13	12/31/12	12/31/13	12/31/12
Premiums and other considerations	$1,022.0	$700.0	$3,153.6	$3,216.5
Fees and other revenues	881.8	717.7	3,222.8	2,606.9
Net investment income	837.8	875.4	3,231.0	3,352.0
Total operating revenues	2,741.6	2,293.1	9,607.4	9,175.4

Benefits, claims and settlement expenses	1,399.6	1,155.3	4,720.4	5,128.6
Dividends to policyholders	44.7	48.2	189.0	197.7
Commissions	196.8	179.2	743.3	657.9
Capitalization of DAC	(108.5)	(130.0)	(447.0)	(428.9)
Amortization of DAC	52.0	67.0	219.4	123.7
Depreciation and amortization	28.2	20.6	108.1	80.9
Interest expense on corporate debt	35.4	39.9	142.4	132.7
Compensation and other	704.1	612.4	2,525.8	2,244.7
Total expenses	2,352.3	1,992.6	8,201.4	8,137.3

Operating earnings before tax, noncontrolling interest and preferred stock dividends	389.3	300.5	1,406.0	1,038.1
Less:
Income tax	86.3	48.5	289.9	185.8
Operating earnings attributable to noncontrolling interest	8.7	3.4	23.2	10.5
Preferred stock dividends	8.3	8.3	33.0	33.0
Operating earnings	$286.0	$240.3	$1,059.9	$808.8

Net realized capital gain (losses), as adjusted	(52.3)	(0.6)	(179.1)	39.0
Other after-tax adjustments	(0.3)	(24.8)	(1.1)	(74.2)
Net income available to common stockholders	$233.4	$214.9	$879.7	$773.6

Selected Balance Sheet Statistics

	Period Ended,
	12/31/13	12/31/12	12/31/11
Total assets (in billions)	$208.2	$161.8	$147.3
Total common equity (in millions)	$9,140.4	$9,141.4	$8,410.4
Total common equity excluding accumulated other comprehensive income (in millions)	$8,959.0	$8,501.1	$8,139.0
End of period common shares outstanding (in millions)	295.2	293.8	301.1
Book value per common share	$30.97	$31.11	$27.93
Book value per common share excluding accumulated other comprehensive income	$30.35	$28.93	$27.03

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)
	Three Months Ended,		Twelve Months Ended,
	12/31/13	12/31/12	12/31/13	12/31/12
Diluted Earnings Per Common Share:
Operating earnings	$0.96	$0.81	$3.55	$2.69
Net realized capital gains (losses)	(0.18)	-	(0.60)	0.14
Other after-tax adjustments	-	(0.09)	-	(0.25)
Net income available to common stockholders	$0.78	$0.72	$2.95	$2.58

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$30.35	$28.93	$30.35	$28.93
Net unrealized capital gains	2.37	4.20	2.37	4.20
Foreign currency translation	(1.22)	(0.36)	(1.22)	(0.36)
Net unrecognized postretirement benefit obligations	(0.53)	(1.66)	(0.53)	(1.66)
Book value per common share including accumulated other comprehensive income	$30.97	$31.11	$30.97	$31.11

Operating Revenues:
RIS	$1,460.0	$1,127.9	$4,847.6	$4,834.9
PGI	236.4	168.0	719.2	591.2
PI	324.1	265.8	1,150.0	942.7
USIS	787.8	779.7	3,106.4	2,994.7
Corporate	(66.7)	(48.3)	(215.8)	(188.1)
Total operating revenues	2,741.6	2,293.1	9,607.4	9,175.4
Net realized capital gains (losses) and related adjustments	(66.6)	1.9	(320.0)	14.7
Exited group medical insurance business	(2.4)	0.9	2.1	25.0
Total GAAP revenues	$2,672.6	$2,295.9	$9,289.5	$9,215.1

Operating Earnings:
RIS	$179.2	$152.3	$694.4	$575.1
PGI	30.2	26.2	102.6	81.2
PI	61.6	41.5	215.2	154.1
USIS	59.7	59.4	196.6	138.2
Corporate	(44.7)	(39.1)	(148.9)	(139.8)
Total operating earnings	286.0	240.3	1,059.9	808.8
Net realized capital gains (losses) and related adjustments	(52.3)	(0.6)	(179.1)	39.0
Other after-tax adjustments	(0.3)	(24.8)	(1.1)	(74.2)
Net income available to common stockholders	$233.4	$214.9	$879.7	$773.6

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$(52.3)	$(0.6)	$(179.1)	$39.0
Certain derivative and hedging-related adjustments	23.2	30.5	93.9	98.9
Amortization of DAC and sale inducement costs	(2.3)	(1.9)	(47.1)	(36.6)
Certain market value adjustments of embedded derivatives	-	(0.8)	(18.4)	0.6
Capital gains distributed	14.7	3.5	25.8	12.2
Tax impacts	(26.7)	1.6	(101.4)	(8.6)
Noncontrolling interest capital gains	-	0.1	0.2	8.3
Recognition of front-end fee revenues	0.1	0.2	0.9	0.2
Certain market value adjustments to fee revenues	-	0.3	-	0.3
Net realized capital losses associated with exited group medical business	-	-	-	(0.2)
GAAP net realized capital gains (losses)	$(43.3)	$32.9	$(225.2)	$114.1

Other After-Tax Adjustments:
Exited group medical insurance businesses	$(0.3)	$ -	$(1.1)	$(9.6)
Early extinguishment of debt	-	(24.8)	-	(24.8)
Contribution to PFG Foundation	-	-	-	(39.8)
Total other after-tax adjustments	$(0.3)	$(24.8)	$(1.1)	$(74.2)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Twelve Months Ended,
	12/31/13	12/31/12	12/31/13	12/31/12

Total combined net revenue	$374.7	$294.2	$1,358.2	$1,116.4
Add:
Principal International's share of unconsolidated joint ventures' net income	20.6	24.0	87.5	90.9
Less:
Unconsolidated joint ventures' net revenue at 100%	224.6	216.9	861.1	829.1
Other adjustments	0.4	0.6	2.0	2.4
Net revenue*	$170.3	$100.7	$582.6	$375.8

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.